    As Filed with the Securities and Exchange Commission on April 12, 2001
                                                           Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          IRVINE SENSORS CORPORATION
               (Name of registrant as specified in its charter)

               Delaware                                          33-0280334
(State or other jurisdiction of incorporation   (I.R.S. Employer Identification
       or jurisdiction)                                        No.)

                              3001 Redhill Avenue
                         Costa Mesa, California 92626
                                (714) 549-8211
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                  Robert G. Richards, Chief Executive Officer
                          Irvine Sensors Corporation
                       3001 Redhill Avenue, Building IV
                         Costa Mesa, California 92626
                                (714) 549-8211
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)
                   -----------------------------------------
                                 With Copy To:
                                Debra K. Weiner
                          Grover T. Wickersham, P.C.
                        430 Cambridge Avenue, Suite 100
                          Palo Alto, California 94306
                   -----------------------------------------

 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If any securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                Proposed       Proposed Maximum
                                                                 Maximum      Aggregate Offering
                                                             Offering Price       Price(1)(2)        Amount of
       Title of Each Class of             Amount to be             Per                              Registration
    Securities to be Registered           Registered(1)      Security(1)(2)                            Fee(2)
 -----------------------------------------------------------------------------------------------------------------
Debt Securities(3)..................
-----------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $0.01
 per share(4).......................
-----------------------------------------------------------------------------------------------------------------
Common Stock par value $0.01 per
 share(5)...........................
-----------------------------------------------------------------------------------------------------------------
Warrants(6).........................
-----------------------------------------------------------------------------------------------------------------
  Total.............................                                                 $100,000,000         $25,000
=================================================================================================================

(1) Pursuant to General Instruction II.D to Form S-3, the Amount To Be Registered, Proposed Maximum Aggregate Offering Price Per Security and Proposed Maximum Aggregate Offering Price has been omitted for each class of securities which are registered hereby.
(2) The registration fee has been calculated in accordance with Rule 457(o) the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount.
(3) An indeterminate number of debt securities are covered by this Registration Statement. Debt securities may be issued (a) separately or (b) upon exercise of warrants to purchase debt securities which are registered hereby.
(4) An indeterminate number of shares of preferred stock, par value $0.01 per share, are covered by this Registration Statement. Shares of preferred stock may be issued (a) separately, (b) upon the conversion of debt securities which are registered hereby or (c) upon exercise of warrants to purchase shares of preferred stock which are registered hereby.
(5) An indeterminate number of shares of common stock, par value $0.01 per share, are covered by this Registration Statement. Common stock may be issued (a) separately, (b) upon the conversion of either the debt securities or the shares of preferred stock, each of which are registered hereby or (c) upon exercise of warrants to purchase shares of common stock. Shares of common stock issued upon conversion of the debt securities and the preferred stock will be issued without the payment of additional consideration.
(6) An indeterminate number of warrants, each representing the right to purchase an indeterminate number of debt securities, shares of preferred stock or shares of common stock, each of which are registered hereby, are covered by this Registration Statement.



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Exchange Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion Dated April 12, 2001

                          IRVINE SENSORS CORPORATION

                                 $100,000,000

                                 Common Stock
                          Convertible Preferred Stock
                                Debt Securities
                                   Warrants

     We may offer from time to time under this prospectus up to $100,000,000 of the securities listed above. We will circulate a prospectus supplement each time we plan to issue our securities, which will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is traded on The Nasdaq SmallCap Market(SM) under the symbol "IRSN" and on the Boston Stock Exchange under the symbol "ISC." On April 11, 2001, the closing sale price of our common stock on Nasdaq was $1.33 per share.

     We have engaged on a best efforts basis Ladenburg Thalmann & Co. Inc. as our placement agent for up to $18,000,000 in value of our securities. We may engage other agents or underwriters, including, without limitation, Ladenburg Thalmann, and/or we may sell a portion of the securities without the assistance of an agent or underwriter. Our plans regarding distribution of the securities will be reflected in one or more prospectus supplements that we will file from time to time in the future.

                                  ___________


     Investing in our securities involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 13.

                                  ___________


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
             UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this prospectus is             , 2001.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.


                               _________________

                               TABLE OF CONTENTS
                               _________________

                                                                            Page
                                                                            ----
About this Prospectus.....................................................   3
Where You Can Find More Information.......................................   3
Information Incorporated by Reference.....................................   5
Forward Looking Statements................................................   6
Prospectus Summary........................................................   7
Risk Factors..............................................................  13
Use of Proceeds...........................................................  25
Dividend Policy...........................................................  25
Description of Securities.................................................  26
Plan of Distribution......................................................  41
Experts...................................................................  44
Legal Matters.............................................................  44

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" immediately below.

     As used in this prospectus, unless the context requires otherwise, "we," "us," "Irvine Sensors," "ISC" or the "Company" means Irvine Sensors Corporation, a Delaware corporation and its predecessor California corporation and consolidated subsidiaries.


                      WHERE YOU CAN FIND MORE INFORMATION

     Because we are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect reports and other information we file with the Nasdaq SmallCap Market at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to:

          Irvine Sensors Corporation
          3001 Redhill Avenue, Building 4
          Costa Mesa, CA 92626
          Attn: Corporate Secretary
          Telephone: (714) 549-8211

     You should rely only on the information provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

     Simply because this prospectus has been delivered or a sale has been made pursuant to this prospectus, you should not assume that such delivery or sale created an implication that all of the facts in the prospectus have remained unchanged. The statements made in this prospectus are made as of the respective dates indicated.

                     INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

        (i) Our Annual Report on Form 10-K for the fiscal year ended October 1, 2000, filed pursuant to Section 13 of the Exchange Act;

        (ii) Our Quarterly Report on Form 10-Q for the 13-week period ended December 31, 2000, filed pursuant to Section 13 of the Exchange Act;

        (iii) Our Definitive Proxy Statement for the March 7, 2001 Annual Meeting of Stockholders;

        (iv) The description of our Common Stock contained in Form 8-A, filed October 12, 1982 pursuant to Section 12(b) of the
              Exchange Act; and

        (v) All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities that we may offer under this prospectus are sold.

     You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

     Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                          FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. You should consider statements that contain these or similar words carefully because they (1) discuss our expectations about our future performance; (2) contain projections of our future operating results or of our future financial condition; or (3) state other "forward-looking" information. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Actual results, performance or achievements could differ materially from those contemplated by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. You will find additional risks described from time to time in our filings with the SEC. Before you invest in our securities, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

                              PROSPECTUS SUMMARY

     This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

                           Irvine Sensors Corporation

Irvine Sensors Corporation
---------------------------

     We are the developers of proprietary technologies to produce extremely compact packages of solid state microcircuitry, which we believe offer volume, power, weight and operational advantages versus less miniaturized alternatives. These advantages result from our ability to assemble microelectronic chips in a three-dimensional "stack" instead of alongside each other on a flat surface, as is the case with more conventional methods. These stacking technologies have also led to our development of collateral technologies for the design of low power and low noise chips, thinning of chips and various specialized applications of chips and stacked chip assemblies in a variety of fields, including wireless infrared transmission, miniaturized sensors, image processing, digital photography and internet data transmission and switching.

     Our core chip-stacking technology was originally conceived and developed as a means of addressing the demands of space-based surveillance. However, the degree of miniaturization potentially realizable from our technologies has attracted research and development sponsorship from various government funding agencies for a wide variety of potential military and space applications. Until the last few years, we derived most of our revenues from such funded research and development. Recently, we have sought to commercialize our technologies by creating independently managed subsidiaries that can pursue their own financing strategies separately from the parent. We have received an increasing share of our consolidated revenues from one such subsidiary.

     In October 1995, we formed a subsidiary, Novalog, Inc. ("Novalog"), to commercially exploit our low power chip technology. In April 1997, we formed a subsidiary, MicroSensors, Inc. ("MSI"), to commercially exploit our technologies for low noise readout electronics and miniaturized inertial sensors. In June 1998, ISC formed a subsidiary, Silicon Film Technologies, Inc. ("Silicon Film"), to commercially exploit some of our digital photography technologies. In March 2000, we formed a subsidiary, RedHawk Vision Systems, Inc. ("RedHawk"), to commercially exploit our technologies for digitally extracting video data. In October 2000, we formed a subsidiary, iNetWorks Corporation ("iNetWorks") to commercially exploit our chip-stacking technologies to develop proprietary switches and routers for Internet and telecommunications networks. As of April 1, 2001, we owned common stock equal to approximately 95% of Novalog, 98% of MSI, 83% of Silicon Film, 70% of RedHawk and 95% of iNetWorks.

Novalog, Inc.
-------------

     Novalog is one of our consolidated subsidiaries. It designs, develops and sells proprietary integrated circuits ("ICs") and related products for use in wireless infrared communication. Novalog's initial products, trademarked SIRComm(TM), SIR2(TM), MiniSIR(TM) and MiniSIR2(TM), enable infrared, line-of-sight data transfer between computers, electronic organizers, printers, modems and other electronic devices that have compatible ports. Novalog is an active participant in the Infrared Data Association ("IrDA"), which establishes the hardware and software protocols for such products. Novalog believes its products have advantages in terms of power consumption, dynamic range, size and economics as compared to the products of its competitors. Novalog has shipped its products in millions of units to manufacturers servicing the IrDA marketplace and, although there can be no assurance, management anticipates growing demand for such products. In fiscal 2000, Novalog accounted for approximately 59% of our consolidated revenues.

MicroSensors, Inc.
-------------------

     MSI is one of our consolidated subsidiaries, formed to develop and sell proprietary micromachined sensors and related electronics. Micromachining involves the use of semiconductor manufacturing processes to build electromechanical devices with feature sizes measured in microns or fractions thereof. As prices have declined for micromachined devices, such solid-state units have migrated from initial aerospace and military applications to automotive, industrial process-control and medical applications. MSI is developing a proprietary micromachined inertial sensor, called the Silicon MicroRing Gyro(TM). MSI has demonstrated early prototypes of this device and is presently seeking strategic partners to facilitate its market introduction. In addition to inertial sensors, MSI intends to offer Application Specific Integrated Circuits ("ASICs") designed to read out micromachined sensors and other electronic systems. MSI is presently shipping engineering samples and qualification volumes of a proprietary Universal Capacitive Readout(TM) ("UCR"(TM)) ASIC product to potential customers. We believe that there are many uncertainties surrounding the development of MSI's business, including the risk that large companies may be reluctant to purchase critical parts of the nature that MSI is developing from a small company. This may be true even if MSI succeeds in surmounting all of the developmental challenges it currently faces. MSI accounted for less than 1% of our consolidated revenues in fiscal 2000.

Silicon Film Technologies, Inc.
--------------------------------

     Silicon Film is one of our consolidated subsidiaries. It designs, develops and intends to sell proprietary electronic film systems and other digital imaging products and services. Silicon Film has developed and had manufactured pre-production quantities of a proprietary digital photography system called "EFS"(TM) which includes a self-contained, compact, battery-powered cartridge that fits into the film cavity of a standard 35mm camera, thus offering the flexibility to switch between conventional film and digital photography. Silicon Film is presently qualifying an initial version of the EFS in preparation to offer it for sale. Other collateral products and services are planned for introduction by Silicon Film in the future. Silicon Film had no revenues in fiscal 2000.

RedHawk Vision, Inc.
--------------------

     RedHawk is one of our consolidated subsidiaries. It designs, develops and intends to sell personal computer software tools that digitally enhance video data and extract 35mm quality images from any video source including personal camcorders, the Internet and television. At the end of fiscal 2000, RedHawk introduced an initial version of this software for professional use. RedHawk had no material revenues in fiscal 2000.

iNetWorks Corporation
---------------------

     iNetWorks is one of our consolidated subsidiaries, formed to develop proprietary switches and routers for Internet and telecommunications networks. iNetWorks is a development stage company and is not expected to generate revenues in fiscal 2001.

Subsidiaries' Capital Structure
--------------------------------

     The capital structure and ownership of our subsidiaries vary depending on the extent to which the subsidiaries have received equity financing from third-party sources rather than ISC. After giving effect to the possible conversion of issued and outstanding preferred stock into common stock, ISC's ownership of all equity securities of each subsidiary is approximately as follows:

          Novalog                  95%
          MSI                      98%
          Silicon Film             52%
          RedHawk                  70%
          iNetWorks                95%

     Giving full effect to the possible exercise of outstanding options and warrants and additional options that may be granted under existing option plans, ISC's future ownership of these subsidiaries would be approximately as follows:

          Novalog                  66%
          MSI                      57%
          Silicon Film             39%
          RedHawk                  50%
          iNetWorks                90%

     Novalog, MSI, Silicon Film, RedHawk and iNetWorks all have substantial intercompany debts payable to ISC. In the event that these subsidiaries are successful in attracting additional third-party equity financing, it is possible that ISC may be required or may elect to convert these obligations into additional equity securities of these subsidiaries.

     We were originally incorporated in California in December 1974. We changed our state of incorporation to Delaware by incorporating a new corporation in January 1988 and merging the original California corporation into the new corporation in May 1988. Our principal executive offices are located at 3001 Redhill Avenue, Building 4, Costa Mesa, California 92626, and our telephone number is (714) 549-8211. Our Web site is located at www.irvine-sensors.com. The information contained on our Web site is not part of this prospectus.

                                  The Offering

The Securities We May Offer..........       Each time we offer securities under
                                            this prospectus, we will provide you
                                            with a prospectus supplement that
                                            will contain the specific terms of
                                            the securities being offered. The
                                            following is a summary of the
                                            securities we may offer under this
                                            prospectus. The information found in
                                            "Description of Securities" later in
                                            this prospectus contains more
                                            details of the securities we may
                                            offer.

     Debt Securities.................       We may offer unsecured general
                                            obligations, which may be either
                                            senior or subordinated and may be
                                            convertible into shares of our
                                            common stock or preferred stock. In
                                            this prospectus, we refer to the
                                            senior debt securities and the
                                            subordinated debt securities
                                            together as the "debt securities."
                                            The senior debt securities will have
                                            the same rank as all our other
                                            unsecured and unsubordinated debt.
                                            The subordinated debt securities
                                            will be entitled to payment only
                                            after payment on our senior debt.
                                            Our board of directors will
                                            determine the terms of each series
                                            of debt securities being offered.

     Preferred Stock.................       We may issue shares of our preferred
                                            stock, par value $0.01 per share, in
                                            one or more series. Our board of
                                            directors will determine the
                                            dividend, voting, conversion and
                                            other rights of the series of shares
                                            of preferred stock being offered.

     Common Stock....................       We may issue shares of our common
                                            stock, par value $0.01 per share. In
                                            this prospectus, we provide a
                                            general description of, among other
                                            things, our dividend policy and the
                                            transfer and voting restrictions
                                            that apply to holders of our common
                                            stock.

     Warrants........................       We may issue warrants for the
                                            purchase of debt securities, shares
                                            of preferred stock or shares of
                                            common stock. Our board of directors
                                            will determine the terms of the
                                            warrants.

Common Stock Outstanding................    48,891,510 shares as of April 1,
                                            2001. This number does not include
                                            (1) up to 3,112,526 shares we may
                                            issue upon exercise of outstanding
                                            options granted pursuant to our
                                            stock option plans; (2) up to
                                            2,631,684 shares issuable upon
                                            exercise of outstanding warrants;
                                            and (3) up to 329,750 shares we may
                                            issue upon conversion of outstanding
                                            shares of our convertible preferred
                                            stock.

Risk Factors............................    An investment in our securities
                                            involves a high degree of risk and
                                            purchase of the securities should
                                            not be considered by any persons who
                                            cannot afford to lose their entire
                                            investment. See "Risk Factors."

Nasdaq SmallCap Symbol..................    IRSN
Boston Stock Exchange Symbol............    ISC

                            Summary Financial Data

     The consolidated statement of operations data for the fiscal years ended October 1, 2000, October 3, 1999 and September 27, 1998 and the consolidated balance sheet data at October 1, 2000 and October 3, 1999 are derived from consolidated financial statements that have been audited by Grant Thornton LLP, independent auditors. The selected consolidated financial data as of September 28, 1997 and September 29, 1996 and for each of the two years in the period ended September 28, 1997 are derived from consolidated financial statements that have been audited by PricewaterhouseCoopers, independent auditors. The selected consolidated financial data for the 13 weeks ended December 31, 2000 and January 2, 2000 and as of December 31, 2000 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which our management considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the 13 weeks ended December 31, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ended September 30, 2001 or for future periods.

Consolidated Statements of Operations Data:

                                                       Year Ended                                          13 Weeks Ended
                       --------------------------------------------------------------------------   ----------------------------
                       September 29,   September 28,   September 27,    October 3,     October 1,    January 2,     December 31,
                                1996            1997            1998          1999           2000          2000             2000
                                ----            ----            ----          ----           ----          ----             ----
Total revenues          $ 12,024,200    $ 13,693,200     $ 9,314,500   $11,100,200   $ 10,769,800   $ 3,283,100      $ 1,943,000

Loss from
 operations              (11,154,700)    (14,809,200)     (5,798,200)   (9,785,700)   (16,019,200)   (2,672,000)      (6,487,000)

Net loss                 (15,914,700)    (14,875,600)     (4,243,500)   (9,115,700)   (15,038,300)   (2,498,100)      (6,067,000)

Basic net loss
 per common
 and common
 equivalent shares      $      (0.94)   $      (0.73)    $     (0.19)  $     (0.29)  $      (0.37)  $     (0.07)     $     (0.13)

Diluted net loss
 per common
 and common
 equivalent shares      $      (0.94)   $      (0.73)    $     (0.19)  $     (0.29)  $      (0.38)  $     (0.07)     $     (0.13)

Weighted average
 number of shares
 outstanding              16,874,300      20,475,100      24,597,700    31,244,300     40,428,600    35,947,100       46,641,000

     We have not paid cash dividends on any class of our stock since our formation. Under Delaware law there are certain restrictions which currently limit our ability to pay cash dividends. We do not anticipate paying cash dividends at any time in the foreseeable future and we may never declare cash dividends.

     Loss per common and common equivalent shares includes, where applicable, cumulative dividends on Preferred Stock which have not been declared or paid.

Consolidated Balance Sheet Data:

                       September 29,  September 28,   September 27,   October 3,   October 1,  December 31,
                                1996           1997            1998         1999         2000          2000
                                ----           ----            ----         ----         ----          ----
Current assets           $ 9,648,200    $ 6,637,200      $4,802,700  $ 6,439,150  $14,129,800   $ 9,900,200
Current liabilities        5,787,100      7,395,600       2,296,000    5,375,300    4,683,400     6,928,100
Working capital
 (deficit)                 3,861,100       (758,400)      2,506,700    1,063,850    9,446,400     2,972,100
Total assets              21,742,200      9,449,300       7,064,700   10,510,350   20,307,150    17,386,450
Long-term debt             7,023,900      1,457,000         933,700      433,200      224,700       150,700
Stockholders' equity
 (deficit)                 8,312,700     (2,939,900)      2,347,000    2,212,650    7,586,550     2,275,250

                                 RISK FACTORS

     Before investing in our securities, you should carefully consider the risks described below and in any accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus. Additional risks and uncertainties, including those generally affecting the markets in which we operate or that we currently deem immaterial, may also impair our business.

We have Never Earned an Annual Profit in our 18+ Year History as a Public Company and We have a Substantial Accumulated Deficit

     Since becoming a publicly reporting company in October 1982, we have incurred substantial losses in every operating fiscal year. Our net losses were $15,038,300 for the fiscal year ended October 1, 2000, $9,115,700 for the fiscal year ended October 3, 1999 and $4,243,500 for the fiscal year ended September 27, 1998. In our current fiscal year, we already have recorded a consolidated net loss of $6,067,000 for the 13 weeks ended December 31, 2000. As of December 31, 2000, we had an accumulated deficit of $84,044,000. Although our Novalog subsidiary has been profitable for two consecutive years, we cannot promise you that Novalog will remain profitable or that we or any of our other subsidiaries or divisions will become profitable in the foreseeable future, if at all, or that any of our subsidiaries will maintain profitability, if and when achieved. Our gross revenues declined approximately 3% between fiscal 2000 and fiscal 1999 and approximately 41% during the first quarter of fiscal 2001 compared with the first quarter of fiscal 2000.

     We anticipate that our expenses relating to developing, marketing and supporting the commercial development of our technologies through our various divisions and subsidiaries will increase substantially in the future. In particular, we expect to spend significantly on the following activities:

     . Developing new market opportunities for our current and future products and services;

     . Funding more research and development to improve our current products and to create new products and technologies;

     .  Expanding and improving our sales and marketing operations;

     . Developing new channels for distributing our products and providing our services;

     .  Expanding and improving our financial and operational infrastructure;
        and

     .  Broadening our customer support capabilities.

     Accordingly, for the foreseeable future, we expect to experience additional losses as our expenses for developing, marketing and supporting our current technologies and products and developing new technologies and products exceed our total revenues. These additional losses will increase our accumulated deficit.

     For more detailed information concerning our losses and other operating results, please see our Annual Report on Form 10-K for the fiscal year ended October 1, 2000 and our Quarterly Report on Form 10-Q for the period ended December 31, 2000 as well as subsequent periodic filings we will make from time to time with the SEC, and in particular, the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the consolidated financial statements included in these reports.

We have Shifted Our Business Focus

     Since commencing operations, we have devoted most of our resources to developing technologies for various defense-based applications, principally under government research contracts. In 1992, we began a fundamental shift in our business by broadening our focus to include commercial exploitation of our technologies. Since 1992, we have implemented this movement toward commercialization in a number of ways, including (1) the purchase and later shut down of the IBM cubing line; (2) the creation of the Novalog, MSI, Silicon Film, RedHawk and iNetWorks subsidiaries, each of which focuses on particular commercial applications of our technologies; and (3) the development of various stacked-memory products intended for military and aerospace markets. Novalog began selling its products in October 1995; MSI received its first commercial contract in June 1998, Silicon Film is qualifying its initial planned product, and RedHawk has released its initial software product. However, none of these companies except Novalog have realized any material revenues to date. iNetWorks is a development-stage company with no projected revenues in the near term. Therefore, while the changes noted above have made possible new consolidated revenue sources, they have not yet produced profitability on a consolidated company level. Because of this limited and not-yet successful commercial history, we cannot promise you that we will be able to make a successful shift from government research and development contract work to being a company that has products the commercial marketplace will accept and purchase.

Our Future Operating Results are Uncertain and are Likely to Fluctuate Significantly

     Even if we or our subsidiaries other than Novalog succeed in obtaining product sales, our revenues, gross margins and other operating results may vary significantly from quarter to quarter. The fluctuations may be due to a number of factors, many of which are beyond our control. These factors include:

     .  Our or our competitors' introduction of new or enhanced products;

     .  Market acceptance of our or our customers' existing or planned products;

     . Conflicting demands or other disruptions to our manufacturing sources of supply;

     . The time it takes for us to bring to market our products currently under development; and

     .  Our or our competitors' price changes or changes in pricing models.

     Due to all of the foregoing factors, we do not believe that period-to-period comparisons of our historical results of operations will ever be good predictors of future performance. Furthermore, it is possible that in some future quarters our results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of our stock will likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K and Form 10-Qs for a more detailed analysis of our period-to-period results.

Our Current Fiscal Year Losses may Exceed those of our Prior Fiscal Year

     Our subsidiaries except for Novalog are continuing to incur significant development expenses without offsetting revenues, resulting in ongoing consolidated operating losses during our current fiscal year. We are not able to forecast when, or if, these subsidiaries may start to realize material revenues to offset this effect. Further, we believe that the scope of the iNetWorks development expenses are likely to be significant during fiscal 2001, if its financing objectives can be met. Accordingly, even if our consolidated revenues grow materially during fiscal 2001 due to growth in subsidiary revenues, our consolidated operating losses are also likely to increase. We do not know whether investors in the public market have adequately reflected these trends and uncertainties in the price of our common stock, or whether the release of interim results during the current fiscal year will result in a material decline in that price.

We Need Additional Financing to Continue Operating at Planned Levels Beyond June 30, 2001

     If we cannot raise funds, when needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could materially and adversely affect our business and annual results of operations. The failure to generate sufficient cash flows or to raise sufficient funds to finance growth could require us to delay or abandon some or all of our plans or forego new market opportunities, making it difficult for us to respond to competitive pressures. We believe that our cash balances of approximately $4,226,500 as of December 31, 2000 and cash flows from operations will not be adequate to fund our planned consolidated level of operations for the next 12 months. Accordingly, we will either have to reduce our operations and terminate or reduce support to our subsidiaries, which would degrade the potential for return on our investments in our technologies and our subsidiaries to date, or raise additional financing. Placements made from time to time pursuant to this prospectus are intended to address this need, although we cannot be certain that we will be able to raise any funds in this manner when we need them.

     In addition, we are likely to need to raise more money either because the product development and market introduction costs of the products currently contemplated in our business plan and those of our subsidiaries are not yet being fully funded by internally-generated cash flows or because our plans have changed in response to our market circumstances and opportunities. Our capital requirements depend on many factors, including, but not limited to:

     .  The rate at which we develop and introduce our products and services;

     . The market acceptance and competitive position of our products and services;

     . The level of promotion and advertising required to market our products and services and attain a competitive position in the marketplace; and

     .  The response of competitors to our products and services.

     At the time we require additional funding, such funding might not be available on terms favorable to our stockholders or us or in sufficient amounts. If additional funds are raised through the issuance of common stock or convertible securities, such securities might be offered at a price lower than the fair market value of our common stock at the time of the sale and would therefore reduce the value of the common stock of our then current stockholders. Even if the value of our common stock does not decrease, the percentage ownership of our then current stockholders will be reduced by the issuance of the new stock.

Our Equity Capital Structure Could Limit Our Ability to Finance Our Growth

     At April 1, 2001, we had 48,891,510 of our common shares issued and outstanding. As of that date, approximately 6,073,960 common shares were also reserved for issuance pursuant to existing preferred stock conversion rights, and outstanding warrants and options. Furthermore, approximately 1,530,800 shares were reserved for future issuance under authorized stock option plans. The approximately 23,503,730 remaining unreserved common shares of our authorized capital structure may be insufficient to facilitate the financing of all of our existing and planned commercial initiatives. We cannot guarantee that our stockholders will authorize an additional increase in our authorized common shares in the future. Limitations on our ability to raise additional capital when needed could, in turn, have a material adverse effect on our financial condition and results of operations.

Third-Party Financing of Our Subsidiaries Will Reduce Our Control, Increase Our Risks and Could Reduce Our Potential Return

     The financing of our Novalog, Silicon Film and RedHawk subsidiaries to date have involved sales of significant minority equity interests. We have repurchased some of the minority equity interests of Novalog, increasing our ownership to about 95%, before the effect of outstanding options and warrants. However, absent receipt of a significant amount of proceeds from future financings, we will not have sufficient discretionary capital to continue this practice with respect to Novalog or any other subsidiary or to adequately finance the future business plans of any of our subsidiaries. Our subsidiaries are all seeking to sell additional equity interests to finance at least some portion of their business plans. Our ability to enjoy the benefits of any potential increase in value on the part of our subsidiaries can be greatly reduced by third-party financings. This is true both because of reduced equity interests in the subsidiaries and because our control of our subsidiaries is lessened or eliminated. Significant third-party investment in our subsidiaries will likely result in third-party investors receiving subsidiary board representation and/or protective covenants that could result in our losing voting control of our subsidiaries. In the prior fiscal year, Silicon Film closed a third party convertible preferred stock financing involving such features plus additional investor protections. The fully diluted effect of this financing has reduced our voting power to slightly above 50% as of April 1, 2001 and would fall to slightly below 40% after the effect of future warrant and option exercises.

     We could experience additional dilution due to default or price anti-dilution provisions of Silicon Film's most recent private financing or a subsequent IPO, if one were to occur. In certain circumstances, it is possible that we or our subsidiaries could experience very substantial transaction costs or "break-up" fees in connection with efforts to obtain financing. Third-party financings of subsidiaries will complicate our fiduciary and contractual obligations and could leave us more vulnerable to potential future litigation. The outcome of litigation is inherently unpredictable, and even the costs of prosecution could have a materially adverse effect on our results of operations.

You are Facing a Substantial Investment Risk by Purchasing Our Securities

     Your investment in our securities must be considered an investment risk due to the nature of our business, the industry in which we operate, the present stage of our development, as well as the corresponding factors for our subsidiaries. Our future and that of our subsidiaries is greatly dependent upon the successful introduction of new products related to various emerging market areas. The subsidiary operations are additionally subject to all of the risks inherent in a new business enterprise, including (1) the absence of a substantial operating history, (2) the shortage of cash, (3) under-capitalization and (4) the substantial expense of new product development. We expect to encounter various problems, expenses, complications and delays in connection with the development of our products and business and those of our subsidiaries. We cannot promise you that we or our subsidiaries will be able to overcome such obstacles and achieve, and then sustain, profitable operations.

We Remain Partially Dependent on Defense Contract Revenues which are Subject to Economic and Other Risks Beyond Our Control

     Although we have been shifting our focus to include commercial exploitation of our technology, we expect to continue to be dependent upon research and development contracts with federal agencies and their contractors for a substantial, but diminishing portion of our consolidated revenues for the foreseeable future. General political and economic conditions, which no one can accurately predict, directly and indirectly affect the quantity and allocation of expenditures by federal agencies. Even the timing of incremental funding commitments to existing, but partially funded contracts can be affected by such factors. Therefore, cutbacks in the federal budget could have a material adverse impact on our results of operations as long as research and development contracts remain an important element of our business.

Our Commercial Revenues are Highly Dependent on a Limited Number of Customers

     Our existing commercial revenues are largely derived from our Novalog subsidiary, which is heavily dependent upon sales to a limited number of original equipment manufacturers. The planned business models of our MicroSensors and iNetWorks subsidiaries have similar expected dependencies. Disruption of any of these relationships could materially and adversely affect our consolidated revenues and results of operations.

Our Future Success Depends on the Timely Completion and Market Acceptance of New Products and Our Ability to Keep Up with Rapid Technological Change

     Rapidly changing technology, evolving industry standards, frequent announcements and introductions of new or enhanced products and services and changing customer demands characterize the markets for our products. Both we and our subsidiaries are focused on emerging markets that are potentially subject to rapid growth, and which, in some instances, have not yet been commercially demonstrated to exist. It is very difficult to predict market reaction to new products in such circumstances. It is critical to our success that we move quickly to market with new products before technological advances make them obsolete. We may not be able to do so. We are also dependent upon our ability to adapt to rapidly changing technologies, to adapt our products to meet evolving industry standards and to continually improve the performance, features and reliability of our products in response to both changing customer demands and competitive product offerings. Moreover, we cannot promise you that customers in these emerging markets will react favorably to ours or our subsidiaries' present or future products. It is important that we not only receive favorable market reaction initially, in order to begin generating sales, but we must be able to sustain the customers' level of interest in our products. In addition, because we have a limited history of competing in the intensely competitive commercial electronics industry, we cannot promise you that we will successfully be able to develop, manufacture and market additional commercial product lines or that such product lines will be accepted in the commercial marketplace. If we fail to successfully and quickly adapt to changing technologies and customer requirements, our business, results of operations and financial condition could be materially and adversely affected. Our capital constraints make it highly unlikely that we will be successful in so adapting.

Our Markets are Highly Competitive

     The commercial electronics markets into which we and our subsidiaries are entering are intensely competitive and rapidly evolving. We expect competition to continue to increase both from existing competitors and new market entrants. We believe that our ability to compete depends on many factors both within and beyond our control, including:

     . The performance, features, price and reliability of our products as compared to those of our competitors;

     . The timing and market acceptance of new products and enhancements to existing products developed by us and our competitors;

     . The emergence of competing technologies that could change fundamental market relationships, for example other means of wireless communication that could reduce the appeal of the infrared wireless transmission products offered by Novalog;

     .    The quality of our customer service and support; and

     .    The effectiveness of our sales and marketing efforts.

     Virtually all of our current and potential competitors have longer operating histories in the commercial electronics market, and significantly greater financial, technical, marketing and other resources than we do. As such, they may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many of our current and potential competitors have far greater name recognition and far more extensive customer bases. These competitors are able to undertake more extensive promotional activities, adopt more aggressive pricing policies, or offer more attractive terms to purchasers than we can, if they choose to do so.

     Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any one of which could impair our finances and business prospects. We cannot assure you that we will be able to compete successfully against existing or potential competitors or that competitive pressures will not materially impair our finances or business prospects, even to the point of forcing us out of business.

We may be Unable to Protect Our Proprietary Rights in Our Products and
Technology

     Our success and ability to compete are substantially dependent on our internally developed technologies, which we protect through a combination of patent, copyright, trade secret and trademark laws. We cannot assure you that any new patents will issue based on any of our pending or potential future patent applications. Even if new patents do issue, such future patents and any of our existing patents and other intellectual property rights may be successfully challenged by others or invalidated. We cannot promise you that any existing or future patents will survive a challenge or will otherwise provide meaningful protection from competition. Furthermore, we cannot assure you that we or our subsidiaries will have the financial resources to provide vigorous defense or enforcement of patents or other intellectual property rights. If our proprietary rights are infringed by a third party, the value of our technology and products could be diminished and additional competition might result from the third party's use of those rights, which would materially and adversely affect our business and results of operations. If patents do not issue from our patent applications because third parties already claim patent protection, our use of certain of our technologies and products would be restricted unless we entered into arrangements with the third-party owners, which might not be possible on reasonable terms.

     We and our subsidiaries generally enter into confidentiality or license agreements with our employees, consultants and corporate partners and control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. We cannot assure you that the steps we have taken will prevent misappropriation of our products or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. There is also the risk that third parties could independently develop products or technology that are equivalent or superior to ours or that of our subsidiaries. In such case, we would have no course of action against such third parties.

     We have licensed, and we may license in the future, proprietary rights to third parties. While we will attempt to ensure that licensees will effectively exploit and protect our licensed intellectual property, they may take actions that could materially and adversely affect the value of our proprietary rights or our reputation. In addition, we cannot assure you that these licensees will take the same steps we have taken to prevent misappropriation of our solutions or technologies.

Third Parties May Assert Infringement Claims Against Us

     Third parties may assert infringement claims against us. We do not believe that our technological processes or our finished products infringe the proprietary rights of others, but we cannot assure you that third parties will not assert claims that we violate their rights. Although there have not been any claims of these types in the past, any claims or litigation, if they occur, could subject us to significant liability for damages or could result in invalidation of our rights. In addition, even if we were to prevail, litigation could be time-consuming and expensive to defend and could result in diversion of our time and attention, which could materially and adversely affect our business and results of operations. Any claims or litigation from third parties might also result in limitations on our ability to use the intellectual property subject to these claims or litigation unless we entered into arrangements with the third parties responsible for the claims or litigation, which might be unavailable on reasonable terms, if at all.

Government Rights Limit Our Intellectual Property Rights

     Whatever degree of protection, if any, is afforded to us or our subsidiaries through our patents, proprietary information and other intellectual property, this protection will not extend to government markets that use certain segments of our technology. The government has the right to royalty-free use of technologies that we have developed under government contracts, including portions of our stacked circuitry technology. We are free to commercially exploit such government-funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof, but we cannot assure you we could successfully do so.

We May be Unable to Maintain Our Listing on the Nasdaq(TM) SmallCap Market and Our Stock Could Become Subject to the Penny Stock Rules

     Our common stock is publicly traded on the Nasdaq SmallCap Market. In 1998, The Nasdaq Stock Market put into effect new and more restrictive standards for companies wanting to maintain their listing on this market. Prior to the implementation of these new regulations, we briefly dropped below the current standards due to the substantial loss associated with our Vermont plant closure. In order to retain our listing, we had to demonstrate to the satisfaction of the Nasdaq staff that we met the new standards and that we could stay in compliance with those new standards for the foreseeable future. While we were able to meet the new requirements at that time and are currently in compliance with more than one of the alternative requirements concerning net tangible assets, market capitalization and net income, we have from time to time fallen below one of the maintenance requirements and we may fall below one or more of these maintenance requirements in the future. Although continued Nasdaq listing only requires us to meet one such requirement, we cannot promise you that we will be able to stay in compliance with the Nasdaq SmallCap Market maintenance requirements in the future. In particular, we expect that anticipated losses from our MicroSensors, Silicon Film, RedHawk and iNetWorks consolidated subsidiaries as they continue to develop their products are likely to continue to erode our consolidated net worth until, and if, such subsidiaries are able to generate material revenues from the sales of their planned products. If this erosion continues and is not offset by our own equity offerings, our continued compliance with the Nasdaq listing requirements could become dependent on maintenance of a $35 million or greater market capitalization. Although we presently meet this test, such a circumstance would put our listing at the risk of market forces out of our control.

     If our common stock is delisted from Nasdaq, and, at the time, the price of our common stock is less than $5 per share, such securities would come within the definition of "penny stock" as defined in the Securities Exchange Act of 1934, as amended. The stock would then be covered by Rule 15g-9 of the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For a broker to conduct transactions covered by Rule 15g-9, he or she must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities and therefore would affect the ability of stockholders to sell their securities in the public market and our ability to finance our business plans.

We are Highly Dependent on Our Third Party Suppliers

     Since the closure of our manufacturing facilities for the stacked cubing line in Vermont, we have had no significant manufacturing capabilities and have no plans to directly conduct the manufacture of our products in the foreseeable future. We and our subsidiaries extensively use third party suppliers to manufacture our products and prototypes of our future products. At the projected level of operations, both we and our subsidiaries have identified sources that are believed to be adequate to meet identified needs. However, we have experienced intermittent delays from such sources and are likely to continue to do so until we can develop multiple sources of supply. Moreover, we cannot assure you that we or our subsidiaries will be able to cover changing manufacturing needs in the future. If we are unable to do so, that failure will have a material adverse impact on our operations and that of our subsidiaries. Moreover, since we do not have our own manufacturing capability, we may be less able to respond to competitive changes in the marketplace than our competitors who do have control of their own manufacturing facilities. That could give our competitors a substantial advantage.

Our Success Depends on Certain Key Employees

     Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. The loss of the services of any of our senior level management or other key employees would likely have a material adverse effect on our business and quarterly and annual results of operations. None of the senior executives in our parent operation have employment contracts, although some of the senior executives in our subsidiaries have such contracts.

     Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is extremely intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We expect in the future to continue to experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

Future Sales of Shares by Existing Stockholders Could Affect Our Stock Price

     If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. Since April 1998, we have registered for resale by selling stockholders approximately 32,300,600 shares of Common Stock. Most of those shares could also be sold pursuant to Rule 144 since they have been held for over one year. Although we believe many of these shares have been resold pursuant to those registration statements or pursuant to Rule 144, it is likely that many have not. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline.

You should not Rely on Press Releases, News Articles or Other Information not Contained in this Prospectus, Any Prospectus Supplement or our SEC Filings.

     From time to time, we issue press releases concerning our products and services or other information about us or our subsidiaries. In addition, traditional and electronic publications or discussion forums may present information about us or our products and services. The information contained in these press releases, publications or forums may not be accompanied by other important information necessary for investors to fairly understand our business and the risks associated with an investment in our securities due, in part, to the practical limitations on the form and length of these channels of communications. In addition, online message boards and other forms of online communication among investors or other persons are not forums in which we have provided the information. It is common that some of the information posted or discussed in these forums is inaccurate. Therefore, you should not rely on any information not contained in this prospectus and our other documents filed with the SEC in making a decision to buy or sell our securities.

The Price of Our Common Stock is Likely to be Volatile

     The market prices of the securities of technology companies have been especially volatile. Our stock, in particular, has been extremely volatile in recent months. Between February 1, 2000 and March 31, 2001, our stock has closed at prices ranging from a high of $16.5625 on March 6, 2000 to a low of $1.0625 on December 26, 2000. If our revenues do not grow or grow more slowly than we anticipate, or if operating or capital expenditures exceed our expectations or cannot be adjusted accordingly, the market price of our common stock could be materially and adversely affected. In addition, the market price of our common stock could be materially and adversely affected for reasons unrelated to our specific business or results of operations. General market price declines or volatility in the future could adversely affect the price of our common stock. In addition, short-term trading strategies of certain investors can also have a significant effect on the price of specific securities.

Securities Offered under this Prospectus may Depress our Stock Price

     Based on our closing price of $1.33 per share on April 11, 2001, we are registering securities with an aggregate value equaling approximately 154% of our market capitalization as of that date. Sales of a substantial number of shares of common stock or preferred stock and debt convertible into our common stock in the public market under this prospectus are highly likely to decrease the prevailing market price for our common stock in the absence of significant improvements to our operating results.

The Exercise of Warrants or Options may Depress our Stock Price

     There are a significant number of warrants and options to purchase our common stock outstanding. Holders may sell the common stock acquired upon exercise of the warrants and options at a market price that exceeds the exercise price of the warrants and options paid by the holders. Sales of a substantial number of shares of common stock in the public market by holders of warrants or options may depress the prevailing market price for our common stock and could impair our ability to raise capital through the future sale of our equity securities. As of April 1, 2001, we had 2,631,684 warrants outstanding at a weighted average exercise price of $2.44 per share and 3,112,526 options outstanding with a weighted average exercise price of $1.53 per share. 81% of the warrants and 21.9% of the options were exercisable as of April 1, 2001.

We do not Expect to Pay Dividends

     We have never paid any cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. Except as required by the terms of our preferred stock, we currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Provisions of Our Corporate Charter Documents Could Delay or Prevent a Change of Control

     Our Certificate of Incorporation grants our board of directors the authority to determine the relative rights and preferences of our preferred stock and gives the board the authority to issue such shares, all without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our company's assets upon liquidation, the right to special voting privileges, the right to receive dividends before dividends would be declared upon the common stock and the right to redemption of such shares, together with a premium, prior to the redemption of common stock. Our existing common and preferred stockholders have no redemption rights. The ability of the board to issue large blocks of preferred stock could have a potential anti-takeover effect, and the issuance of preferred stock in accordance with such authority may delay or prevent a change of control of our company.

                                USE OF PROCEEDS

     Unless disclosed differently in a prospectus supplement, we will use the net proceeds from the sale of securities that we may offer under this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include repayment of debt, capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose. We cannot guarantee that the net proceeds, if any, will be sufficient to fund our plan of operations or that of our subsidiaries.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. The terms of some of our debt instruments and certain provisions of Delaware law place limitations on our ability to pay dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

                           DESCRIPTION OF SECURITIES

     We may offer under this prospectus shares of common stock, shares of preferred stock, debt securities, warrants to purchase common stock or preferred stock or any combination of the foregoing, either individually or as units consisting of one or more securities. The aggregate offering price of securities offered by us under this prospectus will not exceed $100,000,000. Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Certain of the securities to be offered hereby may involve a high degree of risk. To the extent not set forth under "Risk Factors" in this prospectus, such risks will be set forth in the prospectus supplement relating to such securities.

                                 Common Stock

     As of the date of this prospectus, we are authorized to issue up to 80,000,000 shares of common stock. As of April 1, 2001, we had 48,891,510 shares of common stock issued and outstanding and had reserved 2,631,684 shares of common stock for issuance upon exercise of outstanding warrants and 3,112,526 shares of common stock for issuance upon exercise of outstanding options and 329,759 shares of common stock for issuance upon conversion of convertible preferred stock.

     Dividends

     The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment.

     Rights Upon Liquidation

     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

     Voting Rights

     The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

     Miscellaneous

     The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Mellon Investor Services, LLC is the transfer agent and registrar for our common stock.

                                Preferred Stock

     Our Certificate of Incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 500,000 shares of preferred stock, in one or more series, and to fix the designations, terms and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. Upon receiving the required approval of our stockholders, we may amend from time to time our Certificate of Incorporation to increase the number of authorized shares of preferred stock. As of the date of this prospectus, we have 420,000 shares of authorized but undesignated preferred stock available for issuance and have designated series of preferred stock that are issued and outstanding in the following amounts: 4,346 as series B convertible preferred stock and 2,249 as series C convertible preferred stock.

     The particular terms of the preferred stock that we may offer under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

          (1) the title and liquidation preference per share of the preferred stock and the number of shares offered;

          (2) the purchase price of the preferred stock;

          (3) the dividend rate (or method of calculation), the dates on which dividends will be paid and the date from which dividends will begin to accumulate;

          (4) any redemption or sinking fund provisions of the preferred stock;

          (5) any conversion provisions of the preferred stock;

          (6) the voting rights, if any, of the preferred stock; and

          (7) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

     The summary in this prospectus or any prospectus supplement is not complete. For a complete description, you should refer to the certificates of designation establishing a particular series of preferred stock, which will be filed with the Secretary of State of Delaware and the SEC in connection with the offering of the preferred stock.

                                Debt Securities

     The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities and the subordinated debt securities may be issued under separate indentures between us and a trustee. The debt securities may be issued from time to time in one or more series. The particular terms of each series which are offered by a prospectus supplement will be described in the prospectus supplement.

     General

     We may issue the debt securities in separate series from time to time without limitation as to aggregate principal amount other than the overall $100,000,000 limitation imposed by the registration statement of which this prospectus is a part. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture. The debt securities will be our unsecured obligations.

     The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt (as defined) as described under "-- Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any subordinated debt securities. If the prospectus supplement so indicates, the subordinated debt securities will be convertible into our common stock as described under "-- Conversion of Subordinated Debt Securities."

     The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

          (1) the title of the debt securities;

          (2) whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

          (3) any limit on the aggregate principal amount of the debt securities;

          (4) the dates on which the principal of the debt securities will be payable;

          (5) the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

          (6) the places where payments on the debt securities will be payable;

          (7) any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

          (8) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

          (9) the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

          (10) whether the debt securities are defeasible;

          (11) any addition to or change in the events of default;

          (12) whether the debt securities that constitute subordinated debt securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto in addition to or different from those described in this prospectus, the conversion period and other conversion provisions in addition to or in lieu of those described in this prospectus;

          (13) any addition to or change in the covenants in the indenture applicable to any of the debt securities; and

          (14) any other terms of the debt securities not inconsistent with the provisions of the indenture.

     Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

     Subordination of Subordinated Debt Securities

     The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the subordinated indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior debt that we may have outstanding at the time, including the senior debt securities, and it may also be subordinate in right of payment to all of our other subordinated debt that we may have outstanding at the time. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the subordinated indenture applicable to that series including:

          (1) the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

          (2) the applicability and effect of such provisions in the event of specified defaults with respect to any senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

          (3) the definition of senior debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of subordinated debt applicable to that series.

     The prospectus supplement will also describe as of a recent date the approximate amount of senior debt to which the subordinated debt securities of that series will be subordinated.

     The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the subordinated indenture described in the prospectus supplement will not be construed as preventing the occurrence of an event of default with respect to the subordinated debt securities arising from any such failure to make payment.

     The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the subordinated debt securities as described under "-- Defeasance and Covenant Defeasance."

     Conversion of Debt Securities

     The indentures may provide for a right of conversion of senior or subordinated debt securities into our common stock (or cash in lieu thereof). The following provisions will apply to debt securities that are convertible into common stock unless otherwise provided in the prospectus supplement for such debt securities.

     The holder of any convertible debt securities will have the right exercisable at any time prior to the close of business on the second business day prior to their stated maturity, unless previously redeemed or otherwise purchased by us, to convert such debt securities into shares of common stock at the conversion price set forth in the prospectus supplement, subject to adjustment. The holder of convertible debt securities may convert any portion thereof which is $1,000 in principal amount or any multiple thereof.

     In certain events, the conversion price will be subject to adjustment as set forth in the applicable indenture. Such events include:

          (1) any payment of a dividend (or other distribution) payable in common stock on any class of our capital stock;

          (2) any subdivision, combination or reclassification of common stock;

          (3) any issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price (as determined in accordance with the applicable indenture) of common stock; provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events relating to control and provided for in shareholders' rights plans, then the conversion price will not be adjusted until such triggering events occur;

          (4) any distribution to all holders of common stock of evidences of indebtedness, shares of our capital stock other than common stock, cash or other assets (including securities, but excluding those dividends and distributions referred to above for which an adjustment must be made and excluding regular dividends and distributions paid exclusively in cash);

          (5) the completion of a tender or exchange offer made by us for common stock that involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in a tender or exchange offer by us for common stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions to all holders of common stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of such tender offer.

     No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price as last adjusted. We reserve the right to make such reductions in the conversion price in addition to those required in the preceding provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of a stock or stock rights will not be taxable to the recipients. Should we elect to make such a reduction in the conversion price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the conversion price.

     If we distribute rights or warrants pro rata to holders of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any convertible debt security surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion, a number of rights or warrants to be determined as follows:

          (1) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of conversion shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and

          (2) if such conversion occurs after such distribution date, the number of rights or warrants to which a holder of the number of shares of common stock into which such debt security was convertible immediately prior to such distribution date would have been entitled on such distribution date in accordance with the terms and provisions of and applicable to the rights or warrants.

     The conversion price will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

     Fractional shares of common stock will not be issued upon conversion, but, instead, we will pay a cash adjustment based on the then current market price for the common stock. Upon conversion, accrued interest or dividends shall be added to principal and converted.

     In the case of any reclassification of the conversion shares, consolidation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or in case of any conveyance, transfer or lease of our assets substantially as an entirety, each convertible debt security then outstanding will, without the consent of any holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, conveyance, transfer or lease by a holder of the number of shares of common stock into which such debt security was convertible immediately prior thereto, giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

     Form, Exchange and Transfer

     The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

     At the option of the holder, subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

     Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The security registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

     If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (i) issue, register the transfer of or exchange any debt security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

     Payment and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest.

     Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee under the senior indenture in the City of New York will be designated as sole paying agent for payments with respect to senior debt securities of each series, and the corporate trust office of the trustee under the subordinated indenture in the City of New York will be designated as the sole paying agent for payment with respect to subordinated debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All monies paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.


     Consolidation, Merger and Sale of Assets

     We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (a "successor person"), and may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, us, unless:

          (1) the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the indentures;

          (2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

          (3) several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

     Events of Default

     Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the applicable indenture with respect to debt securities of any series:

          (1) failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

          (2) failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the subordinated indenture;

          (3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the subordinated indenture;

          (4) failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets;"

          (5) failure to perform any of our other covenants in such indenture (other than a covenant included in such indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in such indenture;

          (6)  certain events of bankruptcy, insolvency or reorganization.

     If an event of default (other than an event of default described in clause
(6) above) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the applicable trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an original issue discount debt security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an event of default described in clause (6) above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the applicable trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable indenture. For information as to waiver of defaults, see "-- Modification and Waiver" below.

     Subject to the provisions of the indentures relating to the duties of the trustees in case an event of default shall occur and be continuing, each trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to such trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustees, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

     No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

          (1) such holder has previously given to the trustee under the applicable indenture written notice of a continuing event of default with respect to the debt securities of that series;

          (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

          (3) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

     However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

     We will be required to furnish to each trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable indenture and, if so, specifying all such known defaults.

     Modification and Waiver

     Modifications and amendments of the indentures may be made by us and the applicable trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

          (1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

          (2) reduce the principal amount of, or any premium or interest on, any debt security;

          (3) reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

          (4) change the place or currency of payment of principal of, or any premium or interest on, any debt security;

          (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

          (6) in the case of subordinated debt securities, modify the subordination or conversion provisions in a manner adverse to the holders of the subordinated debt securities;

          (7) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

          (8) reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

          (9) modify such provisions with respect to modification and waiver.

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

     The indentures may provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under such indenture as of any date,

          (1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date;

          (2) if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security; and

          (3) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in such clause).

     Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased, will not be deemed to be outstanding.

     Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

     Defeasance and Covenant Defeasance

     If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions relating to defeasance and discharge of indebtedness, or the provisions relating to defeasance of certain restrictive covenants, applied to the debt securities of any series, or to any specified part of a series.

     Defeasance and Discharge. The indentures will provide that, upon our
     ------------------------
exercise of our option (if any) to have the defeasance provisions applied to any debt securities, we will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such defeasance or discharge may occur only if, among other things,

          (1) we have delivered to the applicable trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

          (2) no event of default or event that with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred or be continuing;

          (3) such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

          (4) in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on or other obligations in respect of any of our senior debt shall have occurred and be continuing and no other event of default with respect to any of our senior debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

          (5) we have delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940.

     Defeasance of Certain Covenants. The indentures will provide that, upon our
     -------------------------------
exercise of our option (if any) to have the covenant defeasance provisions applied to any debt securities, we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, including any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an event of default and, if such debt securities are subordinated debt securities, the provisions of the subordinated indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such debt securities, money or U.S. obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the applicable indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default.

     In such case, we would remain liable for such payments.

     Notices

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register.

     Title

     We, the trustees and any agent of us or a trustee may treat the person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

                                   Warrants

     We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrants. The warrant agreements will be filed with the SEC in connection with the offering of the specific warrants.

     The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

          (1) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which such number of shares of preferred stock of such series may be purchased upon such exercise;

          (2) the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

          (3) the date on which the right to exercise the warrants will commence and the date on which the right will expire;

          (4) United States Federal income tax consequences applicable to the warrants; and

          (5)  any other terms of the warrants.

     Warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be adjusted upon the occurrence of certain events as set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

     Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

                             Listing of Securities

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol IRSN. Our intention to list for trading other securities that are issued under this prospectus will be described in the appropriate prospectus supplement.


                              PLAN OF DISTRIBUTION

  We may sell our debt securities, shares of preferred stock, shares of common stock and warrants in any of three ways:

     (1)  through underwriters;

     (2)  through agents; or

     (3) directly to a limited number of institutional purchasers or to a single purchaser.

     The prospectus supplement for the securities we sell will describe that offering, including:

        . the name or names of any underwriters;

        . the purchase price and the proceeds to us from that sale;

        . any underwriting discounts and other items constituting underwriters' compensation;

        . any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

        . whether the securities will trade on any securities exchanges or the Nasdaq Market.

Underwriters

     If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions.

     The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

     We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

     We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

     We may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

Initial Placement

     We have engaged on a best efforts basis Ladenburg Thalmann & Co. Inc as our placement agent for the placement of up to $18,000,000 of securities. Ladenburg Thalmann has agreed with us that it will seek to identify institutional investors who may wish to purchase our common stock, preferred stock, debt securities and warrants from time to time on specific terms to be negotiated between us and the institutional investors. Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether it does or does not successfully convince others to purchase our securities. Also, Ladenburg Thalmann has advised that it will not purchase any shares of our securities for its own account or any discretionary accounts managed by it.

     We have agreed to pay Ladenburg Thalmann a placement fee equal to 5% of the gross proceeds from each sale of securities. We also will issue Ladenburg Thalmann common stock purchase warrants at the closing of each placement equal in number to 5% of the gross proceeds from each such placement divided by the sale price per share to the public in such transaction, or assumed sale price per share in the case of any convertible security. The exercise price of each such warrant shall be 110% of the offering price or assumed offering price of the common stock in such particular placement. If Ladenburg Thalmann is retained beyond the initial phase, it will receive an additional fee, to be negotiated by the parties.

     We have also paid Ladenburg Thalmann a $35,000 non-accountable expense allowance. We have agreed to give Ladenburg Thalmann customary underwriter's indemnification against liabilities under the Securities Act.

     Any variance from these underwriting terms will be disclosed in a prospectus supplement.

                                    EXPERTS

     The consolidated financial statements of Irvine Sensors Corporation for the fiscal years ended October 1, 2000, October 3, 1999 and September 27, 1998 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended October 1, 2000, have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of common stock offered by this prospectus will be passed upon for us by Grover T. Wickersham, P.C., Palo Alto, California. An attorney in that law firm is the owner of 12,500 warrants to purchase 12,500 shares of Common Stock.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

      The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated to be as follows:



          SEC registration fee..........  $25,000
          Accounting fees and expenses..    5,000  *
          Legal fees and expenses.......   35,000  *
          Printing Expenses.............   10,000
          Miscellaneous expenses........   10,000  *
                                          ----------
             Total......................  $85,000  *
                                          ==========

______________
*  Estimated expenses

Item 15.  Indemnification of Directors and Officers

      The General Corporation Law of the State of Delaware (the "General Corporation Law") provides for the indemnification of directors, officers, employees and other agents of the corporation under certain circumstances as set forth in section 145. Section 145 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

      Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

      If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

      If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged liable to the corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred in connection with the defense and settlement of the suit, upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its stockholders.

          Under Section 145, the indemnification discussed above may be authorized by a majority vote of the disinterested directors or stockholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought.

          Under Section 145, a corporation may authorize, by by-law, agreement or otherwise, the indemnification of its agents in excess of that expressly permitted by Section 145. The Registrant's By-laws provide that indemnification shall be mandatory in all cases where it is permitted by Section 145.

          Section 102(b) of the General Corporation Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director. The Registrant's Certificate of Incorporation provides for elimination of personal liability of directors for breach of fiduciary duty as a director except for the following: (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which such director derived an improper personal benefit. The Registrant's Certificate of Incorporation further provides that modification or repeal of this provision may not affect the elimination of liability therein provided with respect to a director's personal liability for any act or omission that occurs prior to such modification or repeal.

          Finally, a corporation has the power to purchase indemnity insurance for its agents, even if it would not have the power to indemnify them. The Registrant has purchased such insurance.

          Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16.  Exhibits

      1.1 Placement Agent Agreement between the Company and Ladenburg Thalmann & Co. Inc.

      4.1 Form of specimen Common Stock certificate(1)

      4.2 Form of Debt Securities(2)

      4.3 Form of Preferred Stock - Certificate of Designations of Preferences
          (2)

      4.4 Form of Warrants(2)

      5.1 Opinion of Grover T. Wickersham, P.C. re legality

     23.1 Consent of Grant Thornton LLP, independent certified public accountants

     23.4 Consent of Grover T. Wickersham, P.C. (included in Exhibit 5.1, above)

     25.1 Power of Attorney (included on page II-6 of the Registration
          Statement)

_________
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 1991.

(2) To be filed by amendment

Item 17.         Undertakings

          (a)    Rule 415 Offering
                 -----------------

      The Registrant hereby undertakes:

                (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the " Securities Act");

                    (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
-----------------
registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                (2) That for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   Filings Incorporating Subsequent Exchange Act Documents by
                ----------------------------------------------------------
Reference
---------

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c)  Request for Acceleration of Effective Date or filing of
                    -------------------------------------------------------
                    Registration Statement on Form S-8
                    ----------------------------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, California, on April 12, 2001.

                          IRVINE SENSORS CORPORATION


                          By:    /s/ Robert G. Richards
                                 -------------------------
                                 Robert G. Richards
                                 President and Chief Executive
                                 Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert G. Richards and John J. Stuart, Jr., and each of them, his attorneys-in-fact and agents, each with full power of substitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ Robert G. Richards      President, Chief Executive Officer    April 12, 2001
----------------------      and Director
Robert G. Richards          (Principal Executive Officer)



/s/ John J. Stuart, Jr.     Senior Vice President and             April 12, 2001
-----------------------     Chief Financial Officer
John J. Stuart, Jr.         (Principal Financial and
                            Accounting Officer)

/s/ Mel R. Brashears           Chairman of the Board         April 12, 2001
----------------------------
Mel R. Brashears



/s/ Marc Dumont                Director                      April 12, 2001
----------------------------
Marc Dumont



/s/ Maurice C. Inman, Jr.      Director                      April 12, 2001
----------------------------
Maurice C. Inman, Jr.



/s/ Thomas M. Kelly            Director                      April 12, 2001
----------------------------
Thomas M. Kelly



/s/ Wolfgang Seidel            Director                      April 12, 2001
----------------------------
Wolfgang Seidel



/s/ Vincent F. Sollitto, Jr.   Director                      April 12, 2001
----------------------------
Vincent F. Sollitto, Jr.

                                 EXHIBIT INDEX


1.1 Placement Agent Agreement between the Company and Ladenburg Thalmann & Co. Inc.

4.1  Form of specimen Common Stock certificate(1)

4.2  Form of Debt Securities(2)

4.3  Form of Preferred Stock - Certificate of Designations of Preferences(2)

4.4  Form of Warrants(2)

5.1  Opinion of Grover T. Wickersham, P.C. re legality

23.1 Consent of Grant Thornton LLP, independent accountants

23.2 Consent of Grover T. Wickersham, P.C. (included in Exhibit 5.1, above)

25.1 Power of Attorney (included on page II-6 of the Registration Statement)


_________
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 1991.

(2) To be filed by amendment